Prospectus Supplement No. 2 To Prospectus dated November 16, 2023	Filed Pursuant to Rule 424(b)(3) Registration No. 333-274807

Cazoo Group Ltd

Warrants to Purchase up to 2,000,000 Class A Ordinary Shares and
Up to 2,000,000 Class A Ordinary Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 2 supplements the Prospectus dated November 16, 2023 (the “Prospectus”) of Cazoo Group Ltd, a Cayman Islands exempted company (“we,” “our,” “Cazoo,” or the “Company”), that forms a part of the Company’s Registration Statement on Form F-1 (File No. 333-274807). This Prospectus Supplement No. 2 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K submitted to the Securities and Exchange Commission on November 21, 2023. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement No. 2. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 2, you should rely on the information in this Prospectus Supplement No. 2. Capitalized terms used herein but not defined shall have the meanings given to them in the Prospectus.

On November 21, 2023, Cazoo Group Ltd announced that, following its Extraordinary General Meeting (“EGM”), held on November 21, 2023 at 3:00 p.m. GMT, all resolutions submitted for shareholder approval were approved. Cazoo plans to post the final results on its website.

The EGM was called to approve a series of transactions (the “Transactions”) aimed at improving the Company’s capital structure, decreasing the total amount of outstanding indebtedness and creating a platform for future profitability. In accordance with the transaction support agreement (the “Transaction Support Agreement”), dated as of September 20, 2023, as amended, by and among the Company, the holders of the Company’s 2.00% convertible senior notes due 2027 (the “Convertible Notes”), and certain holders of our Class A ordinary shares, par value $0.002 per share (the “Class A ordinary shares”) who hold more than 33% of the Company’s outstanding Class A ordinary shares, the Transactions consist of: (a) the exchange of the Convertible Notes for $200 million aggregate principal amount of our senior secured notes due 2027 and Class A ordinary shares that will represent 92% of our outstanding Class A ordinary shares immediately after giving effect to the exchange offer (such exchange for the Convertible Notes, the “Exchange Offer”), (b) the issuance of three tranches of warrants to the existing holders of all of our outstanding Class A ordinary shares, and (c) the replacement of our board of directors with a new seven-person board of directors on or after the closing date of the Transactions. In addition to seeking approval of the Transactions, the EGM was also called to approve a reverse stock split in which holders of 100 Class A ordinary shares will receive one (1) new Class A ordinary share, an increase to our authorized share capital and amendments to Cazoo’s amended and restated articles of association.

As previously disclosed, as of November 17, 2023 the Company secured agreements from the holders of 100% of its Convertible Notes to participate in the Company’s Exchange Offer. The Company’s Exchange Offer, which will expire on December 4, 2023, is being made upon the terms and subject to the conditions set forth in the Exchange Offer Memorandum filed with the Securities and Exchange Commission on November 3, 2023.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is November 21, 2023.